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                                                   Contact:   Hunter Smith
                                                              Bunge Limited
                                                              1-914-684-3450
                                                              hsmith@bunge.com



           Bunge Limited Estimates Key Figures Impact of Joint Venture
                                  Transactions

WHITE PLAINS, NY - January 6, 2003 - On today's conference call regarding its newly announced global alliance with DuPont, Bunge Limited (NYSE: BG) Chief Financial Officer Bill Wells estimated that the combined financial impact of the ingredients joint venture, Solae LLC, and the joint venture involving Lesieur, announced on November 29, 2002, was expected to be accretive to Bunge's earnings per share by $0.03 - $0.05 in the twelve months following the closure of both transactions (expected in the second half of 2003). In addition, Mr. Wells estimated that the transactions would reduce net financial debt by approximately $450 million and annual capital expenditures by approximately $40 million.


About Bunge Limited

Bunge Limited (www.bunge.com) is an integrated, international agribusiness and food company operating in the farm-to-consumer food chain with worldwide distribution capabilities and primary operations in North America, South America and Europe. Headquartered in White Plains, New York, Bunge has over 24,000 employees and locations in 28 countries. Bunge is the largest processor of soybeans in the Americas, the world's leading oilseed processing company, the largest producer and supplier of fertilizers to farmers in South America and the world's leading seller of bottled vegetable oils to consumers.


Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate" and "continue" and similar expressions. Forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. As such, they involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect future results, causing them to differ materially from those expressed in our forward-looking statements: our ability to integrate Cereol's operations and recognize anticipated benefits from the acquisition; our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and alliances; estimated

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demand for  commodities and other products that we sell and use in our business;
industry conditions, including the cyclicality of the agribusiness industry; economic and political conditions in Brazil and Argentina; and other economic,
political,   business,  competitive  and/or  regulatory  factors  affecting  our business generally. The forward-looking statements included in this report are made only as of its date, and except as otherwise required by federal securities
law,  we  do  not  have  any  obligation  to  publicly   update  or  revise  any
forward-looking statements to reflect subsequent events or circumstances.




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